ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of 18 June 2012, is by and between

(A)	EPICEPT CORPORATION, a corporation organized under the laws of the State of Delaware, USA and having its principal offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591, USA (“Corp”);

(B)	MAXIM PHARMACEUTICALS, INC., a corporation organized under the laws of Delaware and having its principal place of business at 8899 University Center Lane, Suite 400, San Diego, California 92122-1013 U.S.A.. (“Maxim” and together with Corp “Seller”); and

(C)	MEDA PHARMA SARL a company incorporated under the laws of Luxembourg (RC Luxembourg B157784) having its head office and registered address at 43 Avenue John Fitzgerald Kennedy, L-1855 Luxembourg, Grand-Duchy of Luxembourg (“SARL”).

The Seller and SARL are referred to in this Agreement, each as a “party” and, collectively, as the “parties”.

Background

Seller is the owner of certain patents and trademarks relating to Ceplene in the Territory, as such terms are defined below.

Seller desires to sell its rights in the patents and trademarks relating to Ceplene in the Territory to SARL, and SARL desires to purchase such rights to Ceplene in the Territory, all on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, terms defined in the preamble of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity, or exercises equivalent influence over such entity.

“Agreed Form” means in relation to any document, in the form agreed by the parties prior to the date of this Agreement.

“Agreement” means this Agreement and the Schedules hereto.

“AML Remission Treatment” shall mean the treatment of adult patients with acute myeloid leukaemia in first remission concomitantly treated with interleukin-2 (IL-2).

“Ceplene” means any chemical composition comprising or containing histamine dihydrochloride (2-(3H-imidazol-4-yl) ethylnamine dihydrochloride).

“Ceplene Business” means Seller’s business, whether conducted through Corp or its Affiliates, comprising or relating to the development or commercialization of Ceplene for AML Remission Treatment.

“Ceplene Trademarks” shall mean the Ceplene trademarks that are identified in Schedule B.

“Closing” means the closing of the Transaction.

“Closing Date” shall mean the date of this Agreement.

“Collateral Documents” means the agreements, other than this Agreement, executed and delivered by the parties hereto pursuant to this Agreement.

“Completion of the Post Approval Commitments” means the time of receipt by SARL of documentation from the EMA confirming the fact that all of the Post Approval Commitments have been fulfilled.

“Confidential Information” shall have the meaning set out in Section 5.3.1.

“Consideration” means the Cash Consideration.

“Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

“Default” means the occurrence of any event which of itself or with the giving of notice or the passage of time or both would constitute an event of default under the applicable agreement, contract or instrument or would permit the other party thereto to cancel or terminate performance or seek damages for breach.

“Derivative” shall mean, with respect to Ceplene, any metabolite, prodrug, hydrate, solvate, conjugate, salt, crystal form, ester, enantiomer, isomer or polymorph of Ceplene.

“Documentation” means all documentation (in all media, including digital formats) of the Purchased Assets, and all copies thereof in Seller’s possession or control.

“Dollars” and “$” means dollars of the United States of America.

“EMA” means the European Medicines Agency or any successor entity thereof performing similar functions.

“EpiCept Patents” shall mean the patents set out in Schedule C and any patents owned or Controlled by Seller or any of its Affiliates that, in the absence of a license thereunder, would be infringed by the development, use, sale, offer for sale or import of Product in the Territory.

“Expiration Date” shall have the meaning set out in Section 7.1.

“Governmental Entity” means the United States or other country government, the government of any of the states constituting the United States or any provinces or regions of any other country, any municipality and any other national or provincial or regional government, and all of their respective branches, departments, agencies, instrumentalities, non-appropriated fund activities, subsidiary corporations or other subdivisions.

“IFRS” means International Financial Reporting Standards as published by the International Accounting Standards Board, as in effect at the time to which the financial statements or records relate.

“Information” shall mean tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results, descriptions and compositions of matter.

“IP Assignments” means the instruments and agreements conveying the Ceplene Trademarks and the EpiCept Patents to SARL, in the Agreed Form.

“Litigation Expense” means any expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel (whether incurred in any action or proceeding between the parties to this Agreement or between any party to this Agreement and any Third Party), investigators, expert witnesses, accountants and other professionals.

“Loss” means any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.

“Material Adverse Effect” means an effect which is materially adverse to the results of operations, financial condition or prospects of the specified Person, the Ceplene Business in the Territory or the ability to use the Purchased Assets (taken as a whole) as presently used.

“Obtained Consents” shall have the meaning set out in Section 3.4.

“Parent Company Guarantee” means the Parent Company Guarantee to be provided by Corp to SARL in the form set out in Schedule 4.

“Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

“Product” means a pharmaceutical product that is or contains (i) Ceplene and/or (ii) if relating to AML Remission Treatment only, Ceplene or a Derivative, and, in both cases, line and label extensions thereof, including all formulations, routes of administration and other Improvements made or acquired by EpiCept, in all cases, whether administered alone or in combination with other pharmaceutical products or active pharmaceutical ingredients.

“Purchased Assets” means the assets and rights of the Ceplene Business in the Territory described in Sections 2.1, whether held by Corp or Maxim.

“Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau, court or other governmental or regulatory authority having the authority to regulate the development or marketing of pharmaceutical products in the Territory or any part thereof (e.g. the EMA).

“Taxes” means any taxes, charges, fees, levies or other assessments, including income, excise, property, sales, gross receipts, employment and franchise taxes imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and any interest, penalties or additions attributable thereto.

“Third Party” shall mean any entity other than Seller or SARL or their respective Affiliates.

“Transaction” means the transaction contemplated by this Agreement.
“Territory” means the countries listed in Schedule A.
“VAT” means value added tax. 1.2	Other Rules of Construction.

1.2.1 References in this Agreement to any gender shall include references to all genders.

1.2.2 Unless the context otherwise requires, references in the singular include references in the plural and vice versa.

1.2.3 References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

1.2.4 The words “include”, “including”, “includes” or “in particular” shall be deemed to be followed by the phrase “without limitation” or the phrase “but not limited to” in all places where such words appear in this Agreement.

1.2.5 This Agreement is the joint drafting product of Seller and SARL and each provision has been subject to negotiation and agreement and shall not be construed for or against either party as drafter thereof.

1.2.6 The phrases “have heretofore been provided” or “has provided” or similar words mean that Seller has delivered such information to SARL.

ARTICLE II

SALE AND PURCHASE

2.1 Transfer of Certain Purchased Assets to SARL. Upon and subject to the terms and conditions stated in this Agreement, for that portion of the Consideration set forth in Section 2.2 and SARL’s performance of its other obligations under this Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to SARL, and SARL acquires from Seller, all of the following Purchased Assets, including all of the right, title and interest of Seller in and to:

2.1.1 The EpiCept Patents;

2.1.2 The Ceplene Trademarks;

2.1.3 All of the goodwill of Seller associated with the Purchased Assets set forth under Sections 2.1.1 and 2.1.2 above; and

2.1.4 All of Seller’s claims, causes of action, judgments, and other rights and remedies of whatever nature arising from infringements of the EpiCept Patents or the Ceplene Trademarks.

2.2 Consideration

2.2.1 In consideration of Seller’s performance of this Agreement and the transfer and delivery of the Purchased Assets to SARL, SARL has delivered to Seller by wire transfer the sum of One Million, Seven Hundred Thousand Dollars ($1,700,000), in immediately available funds (the “Cash Consideration”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller represents and warrants to SARL that the representations and warranties as to Seller and its other Affiliates as set forth in Schedule 3 are hereby incorporated herein by reference. Additionally, Seller hereby further represents and warrants as follows:

3.1 Organization, Power, Standing and Qualification of Seller. Seller is duly organized and validly existing under the laws of their jurisdiction of incorporation, and are in good standing, and have all requisite corporate power and authority to carry on their business as it is now being conducted and to own and operate the properties and assets now owned and operated by them. Seller is duly qualified to do business and in good standing in each jurisdiction where the conduct of its business or the ownership or operation of its assets requires such qualification except where failure to be so qualified or in such good standing will not result in a Material Adverse Effect on the Purchased Assets.

3.2 Power and Authority. Upon execution and delivery as contemplated herein, this Agreement will be a valid and binding obligation of Seller, enforceable against it in accordance with its terms except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. Seller each has all requisite corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder. The Board of Directors of each of Corp and Maxim each has duly authorized the execution and delivery of this Agreement and the performance of the Transaction. No approval of the stockholders of Corp or Maxim is required with respect to the consummation of the Transaction.

3.3 Validity of Contemplated Transaction. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller of the Collateral Documents to which it is a Party and the consummation of the Transaction do not and will not (a) contravene any provision of the Certificate of Incorporation or By-laws of Corp or Maxim; (b) constitute a breach by Seller of, or result in a default under or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which Seller is a party or by which any of the Purchased Assets are bound; or (c) violate any provision of any law or permit to which Seller is subject, except for requirements for consents of Persons referred to in Section 3.4.

3.4 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity or any other Person on the part of Seller is required in connection with the execution or delivery by Seller of this Agreement or the consummation of the Transaction other than (a) those which have previously been obtained as set out in Schedule 3.4 (“Obtained Consents”) (on terms that do not modify any agreement included in the Purchased Assets in a manner that would impose additional obligations on SARL), or (b) those specified in Schedule 3.4 which have not been obtained. The consent obtained from MidCap Funding III, LLC is valid and binding on MidCap and the Sellers and none of the Parties to that consent is in breach of any of the terms pursuant to which that consent was given.

3.5 Undisclosed Liabilities. Seller does not have any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise that are related to the Purchased Assets, other than those that have arisen as a direct consequence of the proper operation of the Seller’s Ceplene Business in the ordinary course (such expression not to include any liabilities which are not ordinary to the Ceplene Business, such as any product liability or claims for defective product).

3.6 Absence of Certain Changes. Prior to the date of this Agreement, Seller has operated the Ceplene Business in the Territory in the ordinary course and in a manner consistent with past practice.

3.7 Purchased Assets. The execution and delivery of this Agreement and the Collateral Documents and other documents to be delivered by Seller to SARL pursuant to Subsection 6.2.2, upon delivery of the Consideration, will vest at the Closing all of Seller’s right, title and interest in and to the Purchased Assets in SARL and SARL will be vested with good and marketable right, title and interest in and to the Purchased Assets, in each case free and clear of any liens, security interests, mortgages, charges, encumbrances and adverse rights of every kind, nature and description.

3.8 Brokers’ or Finders’ Fees. Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the Transaction.

3.9 Litigation. There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to Seller’s knowledge, threatened against, or investigations involving Seller related to the Ceplene Business in the Territory or the Product.

3.10 Insurance. On the date hereof, Seller has and shall maintain until the third (3rd) anniversary of the Closing Date such general liability, product liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers’ compensation, disability and other forms of insurance covering the Ceplene Business in the Territory and its assets and employees which are (a) equal to or in excess of such coverage or amounts required by any applicable law, and (b) in compliance with applicable agreements.

3.11 Disclosure. No representation or warranty made by Seller in this Agreement or any schedules hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SARL

SARL hereby represents and warrants as follows:

4.1 Power and Authority. This Agreement is a valid and binding obligation of SARL enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles. SARL has all requisite power and authority to enter into this Agreement and to perform all of its obligations hereunder. SARL has passed a board resolution authorizing the officers of SARL to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement. The execution and delivery of this Agreement and the performance of the Transaction has been approved by all necessary action of the board of managers of SARL.

4.2 Validity of Contemplated Transaction. The execution, delivery and performance of this Agreement and the consummation of the Transaction (a) do not and will not contravene any provision of the organizational documents of SARL, or (b) constitute a breach of, result in a Default under, or cause the acceleration of any payments pursuant to, any agreement, contract, indenture, lease or mortgage to which SARL, or by which SARL or its assets is bound, or violate any provision of any applicable law, permit or license to which SARL is subject, where any such breaches, Defaults or violations would materially impair the ability of SARL to consummate the Transaction.

4.3 Consents. No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity on the part of SARL is required in connection with the execution or delivery by SARL of this Agreement or required of SARL in connection with the consummation of the Transaction other than (a) those which have previously been obtained, or (b)  such permits, consents, approvals, authorizations, designations, declarations or filings the absence of which, individually or in the aggregate, would not materially impair the ability of SARL to consummate the Transaction.

4.4 Insurance. On the date hereof, SARL has and shall for a period of three (3) years hereafter be covered by such general liability, product liability, fire, theft, business interruption, use and occupancy, employee fidelity, workers’ compensation, disability and other forms of insurance covering the Purchased Assets acquired hereunder and its assets and employees which are (a) equal to or in excess of such coverage or amounts required by any applicable law, and (b) in compliance with applicable agreements.

4.5 Litigation. There are no actions, suits, proceedings, orders, grievance procedures or claims pending by or against or, to SARL’s knowledge, threatened against, or investigations involving SARL related to the Ceplene Business in the Territory or the Product.

4.6 Disclosure5.4.1 . No representation or warranty made by SARL in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE V

COVENANTS

5.1 Good Faith Efforts. Following the Closing, Seller and SARL will use all reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws to consummate and make effective the Transaction as promptly as practicable.

5.2 Public Announcements. The parties hereby consent to each party initially announcing the terms of the Transaction in a press release and making subsequent public disclosure consistent with such press release.

5.3 Confidentiality. Seller and SARL acknowledge and confirm that all Information comprised in the Purchased Assets shall comprise the Confidential Information of SARL as though it had been disclosed by SARL to Seller and Seller and SARL agree that this Agreement and the Transaction contemplated hereby constitute Confidential Information of both parties in each case, governed by such provisions on that basis and shall survive the Closing.

5.3.1 Except as otherwise provided herein, each party shall maintain in strict confidence, and shall not use for any purpose or disclose to any Third Party without the disclosing party’s written consent, information disclosed by the other party (“Confidential Information”). Without limiting the foregoing, Confidential Information shall include information relating to the Product and all related developments, products, substances, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs and trade secrets. Confidential Information shall not include any information that the receiving party can demonstrate by competent evidence: (i) was already known to the receiving party at the time of disclosure hereunder as evidenced by previously-existing written records, or (ii) is now or hereafter becomes publicly known other than through acts or omissions of the receiving party, or (iii) is disclosed to the receiving party on a non-confidential basis by a Third Party under no obligation of confidentiality to the disclosing party or (iv) is independently developed by the receiving party without the use of, reliance on or reference to any Confidential Information disclosed to the receiving party by the disclosing party.

5.3.2 Permitted Use. Notwithstanding the provisions of Section 5.3.1 above, each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

5.3.2.1	enforcing such party’s rights under this Agreement;

5.3.2.2	prosecuting or defending litigation as permitted by this Agreement;

5.3.2.3	complying with applicable court orders or governmental regulations;

5.3.2.4	register or record this Agreement or evidence of this Agreement with the applicable patent or trademark authorities;

5.3.2.5	in the case of SARL, developing or commercializing the Product in the Territory, and in the case of Seller, developing or commercializing the Product outside the Territory;

5.3.2.6	facilitate discussions with actual or potential subcontractors and sublicensees in connection with the development and commercialization of Product hereunder provided, in each case, that any such actual or potential subcontractor or sublicensee agrees to be bound by reasonable obligations of confidentiality and non-use;

5.3.2.7	comply with requirements to disclose to applicable stock exchanges; provided, that prior notice of such disclosure shall be provided to the non-disclosing party and reasonable measures, to the extent available and after consultation with the non-disclosing party, shall be taken to assure confidential treatment of such information, including requests for redaction of confidential terms of this Agreement; and

5.3.2.8	disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors, acquirers, merger partners, or potential providers of equity or debt financing and their advisors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 5.3.2.2 or Section 5.3.2.3, it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

Seller shall promptly deliver to SARL all materials remaining in its possession containing any Confidential Information pertaining specifically to the Purchased Assets (including the patent and trademark prosecution files), including all copies, extracts, adaptations, and transcriptions thereof, except as otherwise provided in this Agreement.

5.4 Transfer Taxes. All excise, sales, use, transfer, stamp, documentary, filing, recording and other similar taxes or fees which may be imposed or assessed as the result of the Transaction (“Transfer Taxes”), together with any interest or penalties with respect thereto shall be paid by the party responsible for such Transfer Taxes under applicable Law. All tax filings required to be filed in connection with any Transfer Taxes shall be prepared and filed when due by the party responsible under applicable Law or custom to file such tax filings. The parties shall provide each other with reasonable assistance in respect of tax filings arising from Transfer Taxes.

5.5 HSR Filing. SARL and Seller shall have determined, upon advice of counsel, that no filing is required pursuant to the Hart-Scott-Rodino Act (“HSR Act”). SARL and Seller shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with reaching such determination.

5.6 Cooperation Regarding Litigation. Upon reasonable prior written notice given by SARL to Seller or Seller to SARL, as the case may be, each party shall provide the other with access to such information and employees as either party may reasonably request in connection with any actions, suits or proceedings relating to the Ceplene Business in the Territory or the Purchased Assets, provided, however, that the requesting party shall reimburse the party providing the access for its out of pocket costs of providing the information and direct salary costs for employees so requested.

5.7 Insurance Claims. Seller and SARL shall cooperate with Seller’s insurers in processing all claims arising with respect to acts, omissions, or occurrences prior to the Closing Date and shall cooperate with SARL’s insurers in processing all claims with respect to acts, omissions, or occurrences after the Closing Date.

5.8 Additional Assurances. Corp, its Affiliates and Maxim shall take such additional actions and execute any such additional documents and instruments as may be reasonably necessary to fully vest Seller’s ownership, rights and privileges in the Purchased Assets in SARL. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to SARL of any Purchased Asset is prohibited by any applicable law or would require any Governmental Entity or other Third Party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof. The parties shall use reasonable efforts and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to SARL the benefits and liabilities of use of such Purchased Asset.

ARTICLE VI

THE CLOSING

6.1 Time and Place. The Closing is being held simultaneously with the execution and delivery of this Agreement (the “Closing Date”).

6.2 Conduct of Closing.

6.2.1 As to SARL. SARL has, in exchange for the Purchased Assets, delivered to Seller, in each case duly executed by SARL, as appropriate:

6.2.1.1	The Cash Consideration in the amount set forth in Section 2.2;

6.2.1.2	A certificate dated the Closing Date and signed on behalf of SARL by an officer of SARL certifying that the board of managers of SARL has passed resolutions authorizing and approving the Transaction and authorizing the officers of SARL to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement; and

6.2.1.3	Such other documents and instruments as Seller or its counsel may reasonably request in good faith in connection with the transfer of the Purchased Assets.

6.2.2 As to Seller. Seller has delivered or has caused to be delivered to SARL, in each case duly executed by Seller, as appropriate:

6.2.2.1	The IP Assignments and copies of the Obtained Consents;

6.2.2.2	Unless previously provided to SARL, copies of the Documentation, all records and tangible materials embodying or reflecting any of the Purchased Assets and such other documents, instruments, assignments and certificates as may be necessary to vest the Purchased Assets and all rights thereto and thereunder in SARL;

6.2.2.3	A certificate dated the Closing Date and signed on behalf of Seller, by an officer of Seller, attaching, as appropriate, (i) a certificate of good standing from the Secretary of State of Delaware in respect of Corp and a certificate of good standing from the Secretary of State of Delaware in respect of Maxim, and (ii) a copy of the resolutions of the Board of Directors of each of Corp and Maxim authorizing and approving this Agreement and the Collateral Documents and the consummation of the Transaction and authorizing the officers of such Seller to take any actions and to execute all documents and instruments to be executed, delivered or filed by it pursuant to or in connection with this Agreement;

6.2.2.4	The Collateral Documents; and

6.2.2.5	Such other documents and instruments as SARL or its counsel may reasonably request in good faith in connection with the transfer of the Purchased Assets.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall, notwithstanding any investigation by or notice by or to any party prior to the Closing Date, survive the Closing for eighteen (18) months following the Closing Date. In the event notice of any claim for indemnification under Section 7.4 shall have been given prior to midnight on the last day of the survival period (the “Expiration Date”), the representations and warranties that are the subject of such indemnification claim shall survive until the claim is finally resolved. The covenants and agreements of the parties contained in this Agreement shall survive until fully performed.

7.2 Indemnification by Corp and Maxim. Corp and Maxim shall hereby jointly and severally indemnify and hold harmless SARL and its Affiliates, and their respective employees, directors, agents and representatives (collectively, the “SARL Indemnified Parties”), from and against any and all Loss and Litigation Expense, which they or any of them may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty, (b) the failure of Seller to perform its covenants contained in this Agreement, (c) the failure of Seller or its Affiliates to pay any Transfer Taxes which Seller is required to pay pursuant to Section 5.4 or any other costs or expenses which are the responsibility of Seller.

7.3 Indemnification by SARL. SARL shall indemnify and hold harmless Seller, its Affiliates and their respective employees, directors, agents and representatives (collectively, the “Seller Indemnified Parties”), from and against any and all Loss and Litigation Expense which they, or any of them, may suffer or incur as a result of or arising from any of the following: (a) any misrepresentation or breach of warranty, (b) the failure of SARL to perform its covenants contained in this Agreement, (c) the failure of SARL to pay any Transfer Taxes which SARL is required to pay pursuant to Section 5.4 or any other costs or expenses which are the responsibility of SARL.

7.4 Procedure. Promptly after acquiring knowledge of any Loss, or any action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim (“Claim”) which may result in a Loss, and prior to the Expiration Date, the Person seeking indemnity under this Article VII (the “Indemnitee”) shall give written notice thereof to the party from whom indemnity is sought (the “Indemnitor”). The Indemnitor shall have the right, at its expense, to defend, contest or compromise such Claim, through counsel of its choice (unless such Indemnitor is relieved of its liability hereunder with respect to such Claim and Loss and Litigation Expense by the Indemnitee) and shall not then be liable for fees or expenses of the Indemnitee’s attorneys (unless the Indemnitor and Indemnitee are parties to the action and there exists a conflict of interest between the Indemnitor and the Indemnitee, in which event the Indemnitor will be responsible for the reasonable fees and expenses of one firm representing Indemnitee), and the Indemnitee and the Indemnitor shall provide to each other all necessary and reasonable cooperation in the defense of all Claims. In the event that the Indemnitor shall undertake to compromise or defend any Claim, it shall promptly notify the Indemnitee of its intention to do so. In the event that the Indemnitor, after written notice from Indemnitee, fails to take timely action to defend the same, the Indemnitee shall have the right to defend the same by counsel of its own choosing, but at the cost and expense of the Indemnitor, provided, no settlement of a Claim by Indemnitee shall be effected without the consent of the Indemnitor unless Indemnitee waives any right to indemnification therefor. The Indemnitor may settle or compromise the entry of any judgment (a) which includes the unconditional release by the Person asserting the Claim and any related claimants of Indemnitee from all liability with respect to such Claim in form and substance reasonably satisfactory to Indemnitee, and (b) which would not adversely affect the right of Indemnitee and its Affiliates to own, hold use and operate their respective assets and businesses.

7.5 No Subrogation. If any payment is made by or Claim asserted against Seller under the terms of this Article VII, none of the Seller Indemnified Parties shall have any rights against the Purchased Assets, whether by reason of contribution, indemnification or otherwise and shall not take any action against the Purchased Assets with respect thereto. Any rights which the Seller Indemnified Parties may have, by operation of law or otherwise against the Purchased Assets are, effective on the Closing Date, hereby expressly and knowingly waived.

7.6 Exclusive Remedy. The exclusive remedies for any breach of any representation, warranty, covenant or agreement hereunder shall be the indemnification provided by this Article VII and each party expressly waives any other rights or remedies it may have, provided, however, that equitable relief, including the remedies of specific performance and injunction, shall be available with respect to any actual or attempted breach of any covenant to be performed after the Closing Date.

7.7 Limitations. Notwithstanding anything to the contrary contained in this Agreement, the liabilities and obligations of Seller and SARL asserted under Article VII of this Agreement shall be subject to the following limitations, save in respect of the Seller’s indemnity pursuant to Section 7.2 which shall not be so limited:

7.7.1 Seller and SARL each shall not be responsible to SARL Indemnified Parties and the Seller Indemnified Parties, respectively, for any misrepresentation or breach of a representation or warranty contained in this Agreement until the cumulative aggregate amount of all Losses and Litigation Expenses for which it would otherwise be obligated to pay under this Article VII exceeds US$40,000 (after taking into account any payments made directly or indirectly to SARL Indemnified Parties or the Seller Indemnified Parties, as the case may be, as a result of any applicable insurance payments), whereupon such party shall be liable to SARL Indemnified Parties or the Seller Indemnified Parties, as the case may be, for the full amount of such Losses and Litigation Expenses (after taking into account any payments made directly or indirectly to SARL Indemnified Parties or the Seller Indemnified Parties, as the case may be, as a result of any applicable insurance payments).

7.7.2 the aggregate amount of the obligations and liabilities of either party under Article VII hereof for Losses and Litigation Expenses shall not exceed the Cash Consideration.

ARTICLE VIII

MISCELLANEOUS

8.1 Headings and References. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. Any reference in this Agreement to an Article, Section or Schedule, unless it clearly refers to another instrument, means the specified Article, Section or Schedule of this Agreement.

8.2 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability.

8.3 Expenses. Except as otherwise expressly provided herein, each of Seller and SARL shall be responsible for its own expenses.

8.4 Notices. Any notice to be given under this Agreement must be in writing and delivered either in Person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by express courier, the next business day the courier regularly makes deliveries in the country of the recipient.

If to SARL, to:

MEDA PHARMA SARL
43 Avenue John Fitzgerald Kennedy,
L-1855 Luxembourg,
Grand-Duchy of Luxembourg
Attention: Ingo Henning

Telephone: + 352 263 757 32

Facsimile: +352 263 757 33

and

Reed Smith LLP
The Broadgate Tower
20 Primrose Street
London EC2A 2RS England
Attention: John Wilkinson, Esq.
Telephone: +44(0)2031163640
Facsimile: +44(0)2031163999

If to Seller to:

EpiCept Corporation
777 Old Saw Mill Road
Tarrytown, NY  10591 USA
Attention: Jack Talley
Telephone: +1-914-606-3500

Facsimile: +1-914-606-3501

With a copy to:

Eilenberg & Krause LLP
11 East 44th Street, 19th Floor
New York, New York 10017 USA
Attention: Adam Eilenberg, Esq.
Telephone: +1-212-986-9700
Facsimile: +1-212-986-2399

8.5 Waiver; Consents. The failure by any party to exercise any right under, or to object to the breach by any other party of any term, provision or condition of, this Agreement shall not constitute a waiver thereof and shall not preclude such party from thereafter exercising that or any other right, or from thereafter objecting to that or any prior or subsequent breach of the same or any other term, provision or condition of the Agreement. Any consent granted pursuant to this Agreement shall be in writing, executed by the Person authorized by the consenting party to receive notices, and shall be a consent only to the transaction, act or agreement specifically referred to in the consent and not to other similar Transaction, acts or agreements.

8.6 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, provided, however, that SARL may assign this Agreement to any Affiliate of SARL and Seller may assign this Agreement to any acquiror of all or substantially all of its business or assets if such acquiror confirms and acknowledges the obligations of Seller under this Agreement and the Collateral Documents. Any attempted assignment in contravention with the foregoing shall be void. This Agreement shall be binding on and inure to the benefit of the parties hereto, their successors and any permitted assigns.

8.7 Further Assurance. Each party shall do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement.

8.8 Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to the conflicts of laws provisions thereof with the exceptions of Sections 5-1401 and 5-1402 of the New York General Obligations Law and with the exception that to the extent the transfer or assignment in rem of any Purchased Assets follows mandatory statutory local law, such mandatory statutory local law shall apply.

8.9 Parties in Interest. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall give any other Person any legal or equitable right, remedy or claim under or with respect to this Agreement or the Transaction except as expressly provided in Article VII.

8.10 Dispute Resolution. Any dispute arising under or relating to the parties rights and obligations under this Agreement will be referred to the Chief Executive Officer of Corp and the Chief Executive Officer of SARL (or its designee) for resolution (the “Authorized Officers”). Each Authorized Officer shall appoint two additional authorized representatives of such party to serve as a member of a Dispute Resolution Committee (the “DRC”). In the event of a dispute, the DRC shall meet and attempt, in good faith, to resolve such dispute. If the DRC is unable to resolve such dispute within 30 days of such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration, as provided in Section 8.11.

8.11 Arbitration.

8.11.1 Claims. Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved pursuant to Section 8.1 within the required 30-day period, including without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration before a panel of three neutral experts with relevant industry experience. The arbitration proceeding shall be administered by the American Arbitration Association (the “AAA”) in accordance with its then existing International Arbitration Rules, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration shall be conducted in English, and shall be held in New York, New York, USA.

8.11.2 Arbitrators’ Award. The arbitrators shall, within 15 days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.

8.11.3 Costs. Each party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a party is the prevailing party, and at their discretion, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses), and/or the reasonable fees and costs of the AAA and the arbitrators.

8.12 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, including without limitation relating to the violation of the confidentiality provisions of Section 5.3 hereof, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such matter shall be subject to arbitration pursuant to Section 8.11.

8.13 Continued Performance. The parties agree to continue performing under the Agreement in accordance with its provisions, pending the final resolution of any dispute.

8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute one and the same Agreement.

8.15 Entire Agreement; Amendments. This Agreement and the Collateral Documents constitute the entire understanding among the parties hereto with respect to the subject matter contained herein and supersede any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by Seller and SARL. Each of SARL and Seller recognizes that the liability and remedy provisions of this Agreement are material to the Agreement and have been bargained for and are reflected in the mutual promises and agreements set forth in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first above written.

SELLER

EPICEPT CORPORATION

By:
Name:
Title:

MAXIM PHARMACEUTICALS, INC

By:
Name:
Title:

BUYER

MEDA PHARMA SARL

By:
Name:
Title:

SCHEDULE A

Territory

Europe
Albania
Andorra
Austria
Belarus
Belgium
Bosnia-Herzegovina
Bulgaria
Croatia
Cyprus
Czech Republic
Denmark
Estonia
Finland
Former Yugoslav Republic of Macedonia
France
Germany
Greece
Hungary
Iceland
Ireland
Italy
Latvia
Liechtenstein
Lithuania
Luxembourg
Malta
Moldova
Monaco
Montenegro
Norway
Poland
Portugal
Romania
Russia
San Marino
Serbia
Slovakia
Slovenia
Spain
Sweden
Switzerland
The Netherlands
The United Kingdom
Turkey
Ukraine
Vatican City

Other Countries

Australia Georgia Hong Kong India Indonesia People’s Republic of China Philippines Qatar Republic of China (Taiwan) Saudi Arabia Singapore South Korea Thailand United Arab Emirates	Japan Kuwait Malaysia New Zealand Oman Pakistan

SCHEDULE 3

Seller Representations and Warranties

Seller represents and warrants to, and covenants with, SARL as of the date hereof:

a) Seller has not granted, and will not grant, to any Third Party or Affiliate any license or other right under the EpiCept Patents and the Ceplene Trademarks to use, sell, have sold, offer for sale, import, register, promote, market, and distribute Product in the Territory, and Seller has not granted, and will not grant, to any Third Party or Affiliate any license or other right under the EpiCept Patents inconsistent with the Transaction;

(b) Corp is the sole owner of all of the outstanding shares of Maxim, a Delaware corporation, that owns one or more of the EpiCept Patents and was previously known as Syntello, Inc.;

(c) the EpiCept Patents and Ceplene Trademarks are existing and have been properly registered or filed, and properly maintained, under all applicable laws and, to its knowledge, the issued EpiCept Patents are not invalid or unenforceable;

(d) Either Corp or Maxim are the sole and exclusive legal, beneficial and record owner of the existing EpiCept Patents and the Ceplene Trademarks, all of which are free and clear of any liens, charges, encumbrances and rights of any Third Party or Affiliate, contingent or otherwise;

(e) Corp and Maxim each has the full right, power and authority to transfer all of the right, title and interest in the Purchased Assets owned or Controlled by it under this Agreement;

(f) to Seller’s knowledge, the exploitation of the EpiCept Patents and the Ceplene Trademarks in the Territory does not infringe any patent owned by a Third Party or Affiliate;

(g) to Seller’s knowledge, there are no pending patent applications of any Third Party or Affiliate that, if issued, would be infringed by the practice of the EpiCept Patents or the Ceplene Trademarks or the development and commercialization of the Product in the Territory;

(h) there is no agreement between Seller and any Third Party or Affiliate that precludes SARL from exploiting the EpiCept Patents or the Ceplene Trademarks in the Territory or requires SARL to obtain a sublicense that is necessary to exploit the EpiCept Patents or the Ceplene Trademarks;

(i) there are no claims, judgments, orders or settlements against or owed by Seller or any Affiliates or, to its knowledge, pending or threatened claims, or litigation, in either case relating to the EpiCept Patents or the Ceplene Trademarks;

(j) Seller have not have any knowledge that any Third Party or Affiliate is infringing or misappropriating any of the EpiCept Patents or Ceplene Trademarks;

(k) no EpiCept Patents is subject to any funding agreement with any government or governmental agency that would conflict with or preclude the transfer to SARL of the Purchased Assets;

(l) except for existing royalty obligations to Dr. Hellstrand, previously disclosed to SARL, there are no royalty, commission or similar obligations on Seller applicable to the EpiCept Patents or the Ceplene Trademarks, or any licenses, sublicenses or agreements with Third Parties or Affiliates relating to or involving the EpiCept Patents or the Ceplene Trademarks.